                               AMENDMENT No. 4
                                    to the
           Amended and Restated Agreement and Declaration of Trust
                                      Of
                          ROCHESTER FUND MUNICIPALS

This  Amendment  Number  4 is made  as of June  10,  2002 to the  Amended  and
Restated  Agreement and Declaration of Trust of Rochester Fund Municipals (the
"Restated  Declaration  of Trust")  dated as of January 26, 1995,  by the duly authorized  individual  executing  this Amendment on behalf of the Trustees of the Trust.

      WHEREAS,  the  Trustees  established   Rochester  Fund  Municipals  (the
"Trust"),  a business trust  organized  under the laws of the  Commonwealth of
Massachusetts,  for the  investment  and  reinvestment  of  funds  contributed thereto,  under an Agreement and  Declaration of Trust dated February 15, 1991 as filed with the Commonwealth of Massachusetts on March 21, 1991; and

      WHEREAS,  the Restated  Declaration  of Trust dated January 26, 1995 was filed by the Trust with the  Commonwealth of Massachusetts on February 8, 1995 and subsequently amended on November 1, 1995, June 17, 1997 and June 10, 1998;

      WHEREAS,  Section 7.3 of the Restated Declaration of Trust requires that amendments  thereto be by an instrument in writing signed by an officer of the
Trust  pursuant  to a  majority  vote  of the  Trustees  and  filed  with  the
Commonwealth of Massachusetts; and

      WHEREAS,  the Trustees,  acting pursuant to Section 7.3, of the Restated
Declaration  of Trust,  desire to further  amend the Restated  Declaration  of
Trust by correcting a typographical  error regarding the name of the Series of the Trust and also to change the registered  agent of the Trust as established under the  Restated  Declaration  of Trust dated  January 26,  1995,  and such
Amendment and filing thereof has been approved by a majority of the Trustees;

NOW, THEREFORE,

2.    Section 1.3 shall read as follows:
      "Section 1.3      Resident  Agent.  The name and  address of the Trust's
                        ----------------
      Resident   Agent  for  Service  of  Process  in   Massachusetts   is  CT
      Corporation System, 101 Federal Street, Boston, MA 02110."

3.    Section 1.4 shall read as follows:
      "Section 1.4      Principal  Place of  Business.  The Trust's  principal
                        ------------------------------
      place of business is 6803 S. Tucson Way, Englewood, CO 80112."

4.

Section 4.3 shall read as follows:

      "Section 4.3 Establishment and Designation of Series. Without limiting
                   ----------------------------------------
      the authority of the Trustees set forth Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series having the same name as the Trust (Rochester Fund
      Municipals) and any Shares of any further Series that may from time to time be established and designated by the Trustees shall (unless the
      Trustees otherwise determine with respect to some further Series at the time of establishing and designating the same) have the following relative rights and preferences."

5.    These  revisions  to the  Restated  Declaration  of Trust  shall  become effective on June 10, 2002.

6.    All other terms and  conditions of the Restated  Declaration of Trust as amended  November 1, 1995,  June 17, 1997 and June 10, 1998 shall remain unchanged.

Acting  pursuant to Section 7.3, the  undersigned  signs this amendment by and on behalf of the Trustees.

                                             Rochester Fund Municipals

                                             /s/ Denis Molleur

                                             Denis Molleur,
                                             Assistant Secretary

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